Exhibit 99.1

For Immediate Release
Contact:
Carol D. DeGuzman
Senior Director,
Corporate Communications
Tel: 650 845 7728
Email: cdeguzman@telik.com

TELIK ANNOUNCES SECOND QUARTER 2005 FINANCIAL RESULTS

Palo Alto, CA, - August 4, 2005 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $21.0 million, or $0.40 per share, for the second quarter ended June 30, 2005, compared with a net loss of $17.7 million, or $0.41 per share, for the comparable period in 2004. For the quarter ended June 30, 2005, total operating expenses increased to $22.8 million, from $18.3 million for the same quarter in 2004.

For the six months ended June 30, 2005, Telik reported a net loss of $41.4 million, or $0.82 per share, compared with a net loss of $33.0 million, or $0.76 per share, for the six months ended June 30, 2004. Total operating expenses increased to $44.6 million for the six months ended June 30, 2005 from $34.2 million in the first six months of 2004.

The increase in total operating expenses in the second quarter and six months ended June 30, 2005 as compared to the same periods in 2004 was primarily due to expanded clinical development of TELCYTA™ (TLK286), including three ongoing Phase 3 registration trials (ASSIST-1, ASSIST-2, and ASSIST-3) in ovarian and non-small cell lung cancer and the ongoing Phase 2 clinical development of TELINTRA (TLK199).

At June 30, 2005, Telik had cash and equivalents of $238.2 million, compared with $138.6 million at December 31, 2004.

Conference Call and Webcast

Telik will host its quarterly conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). The conference call will be accessible via Telik’s website at www.telik.com or by telephone at 888-423-3280 or 612-332-0530. An archive of the conference call will be available on the Telik website from approximately 8:00 p.m. Eastern time on August 4 through August 11, 2005, or by telephone at 800-475-6701 or 320-365-3844, access code 791463.

About Telik

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company working to discover, develop and commercialize small molecule drugs to treat serious diseases. The company’s most advanced drug development candidate is TELCYTA (TLK286), a tumor-activated small molecule product candidate that is in three Phase 3 registration trials in advanced ovarian and non-small cell lung cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Contract revenue from collaborations	$—	$44	$19	$75

Operating costs and expenses:
Research and development	19,656	15,576	38,801	28,813
General and administrative	3,129	2,734	5,762	5,353

Total operating costs and expenses	22,785	18,310	44,563	34,166

Loss from operations	(22,785)	(18,266)	(44,544)	(34,091)

Interest income, net	1,834	540	3,169	1,098

Net loss	$(20,951)	$(17,726)	$(41,375)	$(32,993)

Basic and diluted net loss per common share	$(0.40)	$(0.41)	$(0.82)	$(0.76)

Weighted average shares used to calculate basic and diluted net loss per common share	51,964	43,691	50,473	43,656

Selected Balance Sheet Data (In thousands)
			June 30, 2005	December 31, 2004
			(Unaudited)	(a)
Cash, cash equivalents, investments and restricted investments			$238,167	$138,647

Total assets			$245,605	$146,133

Stockholders’ equity			$227,969	$126,344

(a)	Note: Derived from audited financial statements